Exhibit 99.1

WILLIAM M. APPLING NAMED EXECUTIVE VICE PRESIDENT OF DELCATH SYSTEMS

Company Continues to Increase Efficiencies and Reduce Cash Utilization

QUEENSBURY, NY – June 26, 2013 – Delcath Systems, Inc. (NASDAQ: DCTH) today announced that William M. Appling has been promoted to the newly created position of Executive Vice President, Research & Development and Global Operations effective immediately. Mr. Appling joined Delcath in October 2010 as Senior Vice President, Medical Device Research and Development, bringing an extensive background in medical device engineering and operations management. He joins the Company’s executive leadership team reporting to President and CEO Eamonn P. Hobbs. In his new role, Mr. Appling will assume the duties of Harold Mapes, Executive Vice President, Global Operations, who is leaving the Company on July 5, 2013 to pursue other opportunities, and responsibilities for Research & Development from Krishna Kandarpa, M.D., PhD.

Dr. Kandarpa will continue to fill the important role of Executive Vice President, Chief Scientific Officer focusing on being the clinical procedure expert, responsible for site activation including training efforts in Europe and supporting clinical trials with respect to CHEMOSAT procedures. He will continue as co-chair of Delcath’s Medical Affairs Committee with Dr. Gloria Lee providing expert medical advice and guidance to the Company.

In addition, Delcath announced that the Company has implemented a program to further reduce its workforce in the United States by 20%. The action taken is expected to better focus the Company’s organizational structure and concentrate financial resources on its clinical development program and European commercialization of its CHEMOSAT® Hepatic Delivery System for melphalan hydrochloride. The Company’s EU-based operations are not impacted by this realignment. As a result of the reductions and other recent measures, the Company expects cash utilization for the fourth quarter of 2013 to be approximately $6 million to $8 million.

“The actions we announced today are designed to further increase our organizational efficiencies with a goal of reducing our expected cash burn in the fourth quarter to approximately 50% of what it was in the second quarter of 2012,” said Mr. Hobbs. “Our team continues to be focused on our key strategic priorities in clinical development and European commercialization.”

About Delcath Systems

Delcath Systems, Inc. is a specialty pharmaceutical and medical device company focused on oncology. Our proprietary drug/device combination product, the Delcath Hepatic Delivery

System, is designed to administer high dose chemotherapy and other therapeutic agents to diseased organs or regions of the body, while controlling the systemic exposure of those agents. The Company’s initial focus is on the treatment of primary and metastatic liver cancers. In 2010, Delcath announced that its randomized Phase 3 clinical trial for patients with metastatic melanoma in the liver had successfully achieved the study’s primary endpoint of extended hepatic progression-free survival. The Company also completed a multi-arm Phase 2 trial to treat other liver cancers. Outside of the United States, our proprietary product to deliver and filter melphalan hydrochloride is marketed under the trade name Delcath Hepatic CHEMOSAT® Delivery System for melphalan hydrochloride. The Company obtained authorization to affix a CE Mark for the Generation Two CHEMOSAT Delivery System for Melphalan in April 2012. The right to affix the CE mark allows the Company to market and sell the CHEMOSAT Delivery System for Melphalan in Europe. The Company has not yet received FDA approval for commercial sale of its system in the United States. The Company’s NDA has been accepted for filing and substantive review by the FDA. For more information, please visit the Company’s website at www.delcath.com.

Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by the Company or on its behalf. This news release contains forward-looking statements, which are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to, uncertainties relating to: the impact of the negative advisory vote by the ODAC panel on the FDA’s decision regarding the Company’s new drug application (NDA), timing of completion of the FDA’s review of our NDA, the extent to which the FDA may request additional information, data, or new clinical trials and our ability to provide the same in a timely manner, additional extensions to the PDUFA date by the FDA, acceptability of the Phase 1, 2 and 3 clinical trial data by the FDA, FDA approval of the Company’s NDA for the treatment of ocular metastatic melanoma to the liver, adoption, use and resulting sales, if any, in the United States, adoption, use and resulting sales, if any, for the CHEMOSAT system to deliver and filter melphalan in the EEA, our ability to successfully commercialize the chemosaturation system and the potential of the chemosaturation system as a treatment for patients with primary and metastatic disease in the liver, market acceptance of the Gen Two CHEMOSAT system and patient outcomes using the same, approval of the current or future chemosaturation system for delivery and filtration of melphalan, doxorubicin or other chemotherapeutic agents for various indications in the US and/or in foreign markets, actions by the FDA or other foreign regulatory agencies, our ability to successfully enter into strategic partnership and distribution arrangements in foreign markets including Australia and key Asian markets and timing and revenue, if any, of the same, the approval of the Hepatic CHEMOSAT Delivery System device to deliver and filter doxorubicin in key Asian markets and patient outcomes using the same, our ability to obtain reimbursement for the CHEMOSAT system, uncertainties relating to the timing and results of research and development projects, uncertainties relating to the timing and results of future clinical trials, and uncertainties regarding our ability to obtain financial and other resources for any research, development and commercialization activities. These factors, and others, are discussed from time to time in our filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise these forward-looking statements to reflect events or circumstances after the date they are made.

Contact Information:
Investors:	Financial Media
Gregory Gin/Patty Eisenhaur	Chris Gale
EVC Group	EVC Group
646-445-4801/951-316-0577	646-201-5431

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